EXHIBIT 99.1

                  MCAFEE APPOINTS NEW BOARD MEMBER, CHUCK ROBEL

   FORMER VENTURE CAPITALIST AND PRICEWATERHOUSECOOPERS PARTNER JOINS BOARD OF
                        LEADING INTERNET SECURITY COMPANY

    SANTA CLARA, Calif., June 16 /PRNewswire-FirstCall/ -- McAfee, Inc.
(NYSE: MFE), the global leader in Intrusion Prevention and Security Risk Management, today announced the appointment of Chuck Robel to the McAfee Board of Directors and Audit Committee, effective June 14, 2006.

    "Chuck brings great experience to the McAfee Board of Directors and is widely respected in Silicon Valley," said George Samenuk, McAfee Chairman and CEO. "His appointment ensures that McAfee will continue to benefit from a diversity of backgrounds and areas of expertise. Chuck is a great addition given his leadership skills, years in assisting management of established companies, and his reputation as an independent thinker."

    Robel's former background includes working with companies ranging from rapidly growing venture backed companies to large multinational businesses.

    Prior to coming to McAfee, Robel served as a Managing Member at Hummer Winblad Venture Partners, where he managed investment activities in numerous fund portfolio companies. He began his career at PricewaterhouseCoopers where he served most recently as a Partner retiring in 2000 and was involved in numerous IPO's of technology-based companies.

    Robel holds a B.S. in Accounting from the Arizona State University and serves as the Director and Chairman of the Audit Committees for Borland Software and Adaptec, Inc. and also as a Director and Member of the Audit Committee of Informatica Corporation.

    About McAfee, Inc.

    McAfee, Inc., headquartered in Santa Clara, California and the global leader in Intrusion Prevention and Security Risk Management, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. www.mcafee.com.

    NOTE: McAfee and Foundstone are registered trademarks or trademarks of McAfee, Inc. and/or its affiliates in the United States and other countries. The color red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

SOURCE  McAfee, Inc.
    -0-                             06/16/2006
    /CONTACT: media, Siobhan MacDermott, +1-415-299-2945, or siobhan_macdermott@mcafee.com, or investors, Kelsey Doherty, +1-917-842-0334, or Kelsey_doherty@mcafee.com, both of McAfee/
    /Web site:  http://www.mcafee.com/
    (MFE)